UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): January 5, 2007

GLOBALNET CORPORATION
(Exact name of registrant as specified in charter)

Nevada	000-24962	75-2863583
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

2616 South Loop West, Suite 660, Houston, Texas 77054
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (832) 778-9591

Copies to:
Gregory Sichenzia, Esq.
Stephen M. Fleming, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

Disposition of Indebtedness

On January 5, 2007, Globalnet Corporation. (the “Company”) entered into an Asset Purchase Agreement, dated as of January 5, 2007, which was effective as of December 29, 2006 (the “Purchase Agreement”) pursuant to which the Company sold certain of its assets relating to its iDialDirect operations to Dibz International, Inc. (“Dibz”) in consideration for Dibz assuming $3,000,000 worth of indebtedness held by New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC (the "Investors"). Furthermore, Dibz shall be entitled to use up to $50,000 worth of excess capacity services per month, on a non-cumulative basis, to be provided by the Company pursuant to an operating agreement entered into contemporaneously with the execution of the Purchase Agreement. Pursuant to the Purchase Agreement, the Company and Dibz acknowledged that Dibz shall retain a copy of the assets sold to Dibz. In the event either party shall make any modifications to this technology, such party shall retain the exclusive right to such modifications.

Contemporaneously with the execution of the Purchase Agreement, the Company entered into a three year operating agreement, dated as of January 5, 2007, which was effective as of December 29, 2006 (the “Operating Agreement”) pursuant to which the Company agreed to provide Dibz with various services, including, but not limited to, access to certain excess capacity in the Company’s telecom network and network operations as well as provide Dibz with technical support. In the event that the Company shall be unable to continue providing its services to Dibz, the Operating Agreement may be terminated by Dibz upon 30 day written notice, provided, however, that the Company shall give Dibz, if necessary, the ability to continue using the services for an additional 30 days after the date of termination in order to allow for a transition to another provider. In the event either the Company or Dibz is a party to any bankruptcy or insolvency proceeding, the Operating Agreement shall become null and void on the date of such filing with any bankruptcy court or other proceeding.

The Company is researching the accounting implications of this transaction. It is possible that the recording will include components of: gain on sale of assets; gain on extinguishment of debt; gain on extinguishment of derivative liabilities; and, deferred service obligations. It is currently anticipated that a valuation of the transferred assets or alternatively, the fair market value of the extinguished debt, will be obtained to assist in segregating and measuring likely components. Decisions regarding the ultimate measurement and timing of recordation are subject to further review and audit.

The current Chief Executive Officer of Dibz, Mr. Mark Wood, is a former executive officer of the Company. Mr. Wood is also a shareholder of the Company. Other arrangements between the Investors and Dibz may exist or be contemplated. Although the Company believes that these transactions do not constitute those of a “related party” nature, as defined, the reader should note that such relationships may have an impact on the valuation perceptions of the various parties to the Agreement.

Private Placement

To obtain funding for working capital, the Company entered into a Securities Purchase Agreement (the “Agreement”) with AJW Offshore, Ltd. (“AJW”) on January 5, 2007 for the sale of (i) $250,000 in a callable secured convertible note (the “AJW Note”) and (ii) a stock purchase warrant (the “AJW Warrant”) to buy 10,000,000 shares of our common stock. Pursuant to the terms of the Agreement, the Company and AJW closed on the sale and purchase of the AJW Note on January 5, 2007.

The AJW Note bears interest at 10%, matures three years from the date of issuance, and is convertible into our common stock, at AJW’s option, at a conversion price, equal to the lower of (i) $0.03 or (ii) 15% of the average of the three lowest intraday trading prices for our common stock during the 20 trading days before, but not including, the conversion date (the “Variable Conversion Price”). As of January 5, 2007, the average of the three lowest intraday trading prices for our common stock during the preceding 20 trading days as reported on the Over-The-Counter Bulletin Board was $.0001 and, therefore, the Variable Conversion Price for the secured convertible notes was $.000015. Based on this conversion price, the AJW Note issued under the Agreement in the amount of $250,000, excluding interest, is convertible into 16,666,666,667 shares of our common stock.

The Company's Articles of Incorporation currently allow for issuance of a maximum of 20,000,000,000 shares of common stock. Currently, the Company has approximately 12,200,000,000 shares outstanding (including conversions during calendar years 2007 and 2006 of convertible notes previously issued of approximately zero and 3,500,000,000 common shares, respectively), leaving an unissued balance of authorized shares that is not sufficient to service the maximum requirements of all of its convertible securities. In the event we are unable to obtain an increase in our authorized common stock, we will be required to repay the convertible debenture and we will be subject to penalties associated with such failure to deliver shares of common stock upon conversion of the debentures as well as prepayment penalties. In addition, AJW and the other investors that participated in our previous financing have a secured lien on all of our assets and intellectual property and would be entitled to foreclose on our assets and intellectual property. In the event that the foregoing were to occur, significant adverse consequences to the Company would be reasonably anticipated. Although no notice of default has been received from the investors, all previous notes with the investors are in default under numerous covenants.

We may prepay the AJW Note in the event that no event of default exists, there are a sufficient number of shares available for conversion of the AJW Note and the market price is at or below $0.10 per share. The full principal amount of the AJW Note is due upon default under the terms of AJW Note.

The AJW Warrant is exercisable until seven years from the date of issuance at an exercise price of $0.0002 per share. In addition, the exercise price of the AJW Warrant is adjusted in the event we issue common stock at a price below market.

AJW has contractually agreed to restrict its ability to convert the AJW Note and exercise the AJW Warrant and receive shares of our common stock such that the number of shares of the Company common stock held by it and their affiliates after such conversion or exercise does not exceed 4.99% of the Company’s then issued and outstanding shares of common stock.

As of the date hereof, the Company is obligated on the AJW Note issued to AJW in connection with this offering.   The AJW Note is a debt obligation arising other than in the ordinary course of business which constitute a direct financial obligation of the Company.    In addition, the Company is also obligated on approximately $9.05 million in face amount of callable secured convertible notes issued to AJW, New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Investments, LLC, and AJW Partners, LLC in connection with previous financings (the “Previous Notes”). Certain of the Company's debt instruments originated in periods prior to January 2005; accordingly, such debt instruments may be converted to common stock which may be sold pursuant to Rule 144(k). The Previous Notes are also convertible at the Variable Conversion Price.

The AJW Note and AJW Warrant were offered and sold to AJW in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933 and Rule 506 promulgated thereunder.   AJW is an accredited investor as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933.

The Company does not currently have a defined funding source, and in the absence of a funding agreement, the Company would have insufficient funds to continue operations. If the Company is unable to enter an additional financing arrangement with its investors or other interested parties, it expects that its current cash will allow it to continue in operation until approximately January 31, 2007. The Company anticipates continuing discussions regarding additional short-term funding possibilities with its investors. However, there is no assurance that additional funding from the investors will be available, or available on terms and conditions acceptable to the Company. The Company is also in discussions with the investors regarding continued funding of the audit and restatement process. While the Company believes that continued funding of the audit process will occur, there is currently no commitment to provide the necessary funding.

Item 2.01  Completion of Acquisition or Disposition of Assets

See “Disposition of Indebtedness” under Item 1.01

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

See “Private Placement” under Item 1.01

Item 3.02  Unregistered Sales of Equity Securities

See “Private Placement” under Item 1.01

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Schaftlein Appointment

On January 5, 2007, our Board of Directors appointed Mark Schaftlein as President of the Company. There is no understanding or arrangement between Mr. Shaftlein and any other person pursuant to which Mr. Shaftlein was selected as an executive officer. Mr. Shaftlein does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or an executive officer. Mr. Schaftlein has not entered into any material plan, contract or arrangement in connection with his appointment as an executive officer. Mr. Shaftlein has been a member of our Board of Directors since June 2005.

Mr. Schaftlein also performs consulting services to the Company through Ocean Avenue Advisors, LLC. On January 8, 2007, the Board of Directors increased monthly fees paid to Mr. Schaftlein in this capacity from $5,000 per month to $7,000 per month, in recognition of Mr. Schaftein’s additional duties as President of the Company.

Dunn Resignation

On January 7, 2007, Thomas Dunn resigned as chief financial officer of the Company. Although Mr. Dunn objected to the “Disposition of Indebtedness” set forth under Item 1.01, Mr. Dunn's resignation was primarily based upon long-standing and documented compensation and insurance issues, as well as a series of recent employment overtures to Mr. Dunn containing attractive features that the Company is financially unable to match. The Company and Mr. Dunn currently intend to enter into a consulting or non-officer employment relationship focused on assisting in audit related activities.

Item 8.01 Other Events

During November and early December 2006, collections from the Company’s largest customer (the “Customer”) failed to conform to previous practice and contractual terms. As a result, the Company significantly reduced sales to the Customer to reduce exposure. In December 2006, the Customer informed the Company that certain expected financing would not be consummated until January 2007, and that payments on account would be deferred until that date. The Company immediately suspended service to the Customer.

As a result of the foregoing, and due to the delay in full implementation of certain other marketing and capacity enhancement plans, the Company will not report the increase in fourth quarter 2006 revenue that it had previously expected.

As previously reported, the Company’s cost reduction efforts involved the abandonment of certain infrastructure that was subject to long-term commitments. The Company has recently received demand letters from two infrastructure providers, and another demand letter from an unpaid unsecured traffic provider. The demand letters aggregate to approximately $1 million. The Company is in active negotiation with the other parties, seeking acceptable resolution of claims. However, additional unfavorable developments related to these claims would have a material adverse effect on the Company.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

4.1	Securities Purchase Agreement dated January 5, 2007 by and between the Company and AJW Offshore, Ltd.

4.2	Callable Secured Convertible Note, dated January 5, 2007

4.3	Stock Purchase Warrant dated January 5, 2007

10.1	Asset Purchase Agreement, dated as of January 5, 2007, by and between the Company and Dibz International, Inc.

10.2	Operating Agreement, dated as of January 5, 2007, by and between the Company and Dibz International, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALNET CORPORATION

Date: January 10, 2007	By:	/s/ Mark Schaftlein
Name: Mark Schaftlein
Title: President